UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/14/2008

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On August 14, 2008, News Corporation (the "Company"), two newly incorporated companies formed by funds advised by Permira Advisers LLP (the "Permira Newcos") and the Company's majority-owned, publicly-held subsidiary, NDS Group plc ("NDS"), issued a press release announcing that the Company and the Permira Newcos have signed an agreement (the "Agreement") with NDS pursuant to which all issued and outstanding NDS Series A ordinary shares, including those represented by American Depositary Shares traded on the NASDAQ Stock Market, would be acquired for the previously announced per-share consideration of $63 in cash. If consummated, the transactions contemplated in the Agreement (the "Proposed Transaction") would result in NDS ceasing to be a public company and the Permira Newcos and the Company owning 51% and 49% of the equity interests in NDS, respectively. Approximately 67% of the NDS Series B ordinary shares held by the Company would be cancelled in the Proposed Transaction in exchange for $63 per share in a mix of cash of approximately $1.52 billion and a $242 million vendor note. The Proposed Transaction is conditioned upon, among other things, the approval of the Proposed Transaction by holders of NDS' Series A ordinary shares, the approval of the High Court of Justice of England and Wales, the receipt of certain regulatory approvals and certain other customary closing conditions. A copy of the Company's press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

   In addition, on August 14, 2008, NDS filed under cover of Form 8-K an announcement of the Agreement which provides more details on the Proposed Transaction (the "NDS Filing"). The NDS Filing is incorporated by reference herein in its entirety.

Item 9.01.    Financial Statements and Exhibits

Exhibit
Number
          Description

99.1   Press release of News Corporation, dated August 14, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: August 14, 2008	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release of News Corporation, dated August 14, 2008.